Exhibit 99.1

..	DEPARTMENT OF PUBLIC UTILITIES

D.P.U. 15-26	December 15, 2015

Joint Petition of UIL Holdings Corporation, Iberdrola USA, Inc., and Green Merger Sub, Inc. for Approval of a Change of Control of UIL Holdings Corporation, a Holding Company of The Berkshire Gas Company pursuant to G.L. c. 164, § 96.

APPEARANCES:	James M. Avery, Esq.
Nicholas P. Brown, Esq. Pierce Atwood LLP
100 Summer Street, Suite 2250
Boston, MA 02110 and

Linda L. Randell, Esq. Sigrid E. Kun, Esq.
UIL Holdings Corporation
157 Church Street, P.O. Box 1564 New Haven, CT 06506
FOR: UIL HOLDINGS CORPORATION
Petitioner

Paul Afonso, Esq. Jed M. Nosal, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111

and

David L. Schwartz, Esq. Natasha Gianvecchio, Esq. David E. Pettit, Esq. Latham & Watkins LLP
555 11th Street NW, Suite 1000
Washington D.C. 20004
FOR: IBERDRDROLA, S.A., IBERDRDROLA USA, INC., AND GREEN MERGER SUB, INC.
Petitioner

D.P.U. 15-26	Page 2

Maura Healey, Attorney General

Commonwealth of Massachusetts

By: Donald W. Boecke

Joseph W. Rogers

       Assistant Attorneys General

Office of Ratepayer Advocacy

One Ashburton Place

Boston, Massachusetts 02108

Intervenor

Rachel Graham Evans, Esq.

Michael Altieri, Esq.

100 Cambridge Street, Suite 1020

Boston, MA 02114

FOR: DEPARTMENT OF ENERGY RESOURCES

Intervenor

D.P.U. 15-26	Page iii

TABLE OF CONTENTS

I.	INTRODUCTION	1

II.	PROCEDURAL BACKGROUND	1

III.	DESCRIPTION OF THE MERGER TRANSACTION	3
A. The Companies		3
B. The Proposed Merger		4
1. Change of Control		4
2. Financial Terms		4
3. Governmental Approvals		5
C. Internal Reorganization		6

IV.	DESCRIPTION OF THE PROPOSED SETTLEMENT	6
A. Introduction		6
B. Distribution Rate Freeze		7
C. Rate Credit		7
D. Public Benefit		7
E. Ring-Fencing and Special Purpose Entity		8
1. Special Purpose Entity		8
2. Ring-Fencing (Non-Consolidation)		9
3. Separate Corporate Existence		10
4. Golden Share		10
F. Financial Integrity of Berkshire		11
G. Post Merger Local Management and Employment		14
1. Local Management		14
2. Employment		14
H. Transaction Costs/ Goodwill/Acquisition Premium/Pushdown Accounting		15
I. Charitable Contributions		15
J. Confirmation of Franchise Rights		16

V.	STANDARD OF REVIEW	16

VI.	ANALYSIS AND FINDINGS	19
A. Introduction		19
B. Potential Rate Changes		19
C. Long-Term Strategies		22
D. Anticipated Interruptions in Service		23
E. Other Factors that May Negatively Impact Customer Service		24
F. Societal Cost and Effect on Economic Development		24
G. Effect on Customer Service		25
H. Reporting to the Department		26
I. Distribution of Resulting Benefits		29
J. Internal Reorganization		29
K. Confirmation of Franchise Rights		30

VII.	CONCLUSION	31

VIII.	ORDER	31

D.P.U. 15-26	Page 1

I.	INTRODUCTION

On March 25, 2015, UIL Holdings Corporation (“UIL”) together with Iberdrola USA, Inc. (“IUSA”), Iberdrola, S.A. (“Iberdrola”), and Green Merger Sub, Inc. (“Merger Sub”) (collectively “Joint Petitioners”), submitted a joint petition (“Joint Petition”) to the Department of Public Utilities (“Department”) for approval, pursuant to G.L. c. 164, § 96(c) (“§ 96(c)”), of the change of control of UIL and The Berkshire Gas Company (“Berkshire”) as a result of the merger of UIL with Merger Sub (“Proposed Transaction”).1 UIL wholly owns the shares of Berkshire Energy Resources (“BER”), which owns 100 percent of the common stock of Berkshire (Joint Petition at 2). Berkshire is a gas company organized under G.L. c. 164 and subject to the jurisdiction of the Department.2 Following the closing of the Proposed Transaction, the Joint Petitioners also propose an internal reorganization (“Internal Reorganization”) whereby, among other things, Berkshire will become indirectly and wholly owned by Iberdrola USA Networks, Inc. (“Networks”) (Joint Petition at 2). The Department docketed this matter as D.P.U. 15-26.

II.	PROCEDURAL BACKGROUND

On April 3, 2015, the Attorney General of the Commonwealth of Massachusetts (“Attorney General”) filed a notice of intervention pursuant to G.L. c. 12, § 11E(a) and a notice of retention of experts and consultants, pursuant to G.L. c. 12, § 11E(b). On May 1, 2015, comments on the Joint Petitioners’ filing were filed by Rudy Perkins of Amherst, Massachusetts, and by the Attorney General.3 On May 5, 2015, the Department accorded intervenor status to the Department of Energy Resources (“DOER”).

[1]	Merger Sub will be the surviving entity of the merger and, subsequently, it will be renamed UIL Holdings Corporation (Exh. JP-1, at 11).
[2]	As a result of the Internal Reorganization, Berkshire will be a subsidiary of the new UIL Holdings Corporation, IUSA, and Iberdrola (Exh. JP-1, at11).
[3]	Mr. Perkins’s comments expressed concern that the merger would place important investment and management decisions distant from the community. Mr. Perkins encouraged the Department to condition approval of the merger on taking advantage of Iberdrola’s experience in diversification and its stronger financial profile.

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Pursuant to notice duly issued, the Department conducted a public hearing and a procedural conference on May 6, 2015. On May 11, 2015, the Department approved the Attorney General’s retention of experts and consultants. UIL Holdings Corporation et al, D.P.U. 15-26 (May 11, 2015).

In support of its filing, the Joint Petitioners sponsored the testimony of four witnesses: (1) Karen L. Zink, president and chief operating officer of Berkshire; (2) James P. Torgerson, president and chief executive officer of UIL; (3) Robert D. Kump, chief corporate officer of IUSA; and (4) Pedtro Azagra Blázquez, chief development officer of Iberdrola. On August 6, 2015, the Joint Petitioners filed supplemental joint testimony of the four witnesses above as well as that of Richard J. Nicholas, executive vice president and chief financial officer of UIL and Berkshire. The Joint Petitioners also responded to information requests from the Department and the Attorney General.

On October 19, 2015, the Joint Petitioners, the Attorney General, and DOER (collectively, “Settling Parties”) filed a Joint Motion for Approval of Settlement Agreement (“Settlement Motion”) and a Settlement Agreement (“Settlement”). The Settling Parties state that the Settlement Agreement resolves all the issues in this proceeding, and, therefore, they seek an order from the Department by December 18, 2015, finding that the approval of the Proposed Transaction, in accordance with the terms and conditions set forth in the Settlement Agreements, is consistent with the public interest.

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The Settling Parties moved that the initial filing, supplemental filing, and all of the Joint Petitioners’ responses to information requests be entered into the record as evidence (Settlement Motion at 1-2). The Department grants the Joint Petitioners’ motion for this evidentiary matter. Thus, the evidentiary record consists of the Joint Petitioners’ initial filing, its supplemental filing, and 334 additional exhibits. No parties filed comments regarding the Settlement.

III.	DESCRIPTION OF THE MERGER TRANSACTION

A.	The Companies

UIL is a Connecticut corporation, headquartered in New Haven, Connecticut, with both electric and gas subsidiaries that include The United Illuminating Company, Connecticut Natural Gas Corporation, The Southern Connecticut Gas Company, and Berkshire (Exh. JP-1, at 8).4 Berkshire provides gas distribution service to approximately 39,000 customers in 20 cities and towns in western Massachusetts (Exh. JP-1, at 8). Iberdrola is a global utility holding company organized under the laws of the Kingdom of Spain (Exh. JP-1, at 10).5 IUSA is a New York Corporation that is a direct, wholly owned subsidiary of Iberdrola (Exh. JP-1, at 9). IUSA directly and wholly owns Merger Sub, a Connecticut corporation formed solely for the purpose of the Proposed Transaction ( Exh. JP-1, at 9). Networks is a wholly owned subsidiary of IUSA and holds Iberdrola’s regulated electric and gas utilities in the United States (Exh. JP-1, at 9).

[4]	The subsidiaries of UIL serve more than 725,000 gas and electric customers in 67 communities across Connecticut and Massachusetts (Exh. JP-1, at 8).
[5]	Iberdrola’s shares are publicly traded on the Spanish Stock Exchange (Exh. JP-1, at 10).

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B.	The Proposed Merger

1.	Change of Control

Pursuant to an Agreement and Plan of Merger dated February 25, 2015 (“Merger Agreement”), UIL and Merger Sub will merge, with the surviving entity being Merger Sub (Exh. JP-1, at 11). Merger Sub will then be renamed UIL Holdings Corporation (“New UIL”) (Exh. JP-1, at 11). Berkshire will become a subsidiary of New UIL, IUSA, and, by virtue of Iberdrola’s ownership of Merger Sub, will become an indirect subsidiary of Iberdrola (Exh. JP-1, at 11).

2.	Financial Terms

Upon the closing of the proposed transaction, UIL common stock will be converted to IUSA common stock (Exh. JP-1, at 12). Current UIL shareholders will receive one share of UIL common stock and a one-time cash payment of $10.50 per share (Exh. JP-1, at 12). As of the closing of the Proposed Transaction, IUSA will become a publicly traded company on the New York Stock Exchange (“NYSE”) and it is anticipated that IUSA will change its name (Exh. JP-1, at 12).

Current UIL shareholders will receive 18.5 percent of the outstanding voting securities in IUSA, and Iberdrola will continue to hold 81.5 percent as of the closing of the Proposed Transaction (Exh. JP-1, at 12). Approximately $3 billion in total consideration is expected to be paid by IUSA, based on the number of UIL shares outstanding as of February 25, 2015 (Exh. JP-1, at 12). Neither Berkshire nor BER will incur any debt as a result of the Proposed Transaction (Exh. JP-1, at 12).

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3.	Governmental Approvals

The Proposed Transaction is required to receive the following federal and state regulatory approvals: (1) approval from the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act;6 (2) expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 after UIL and IUSA make filings with the United States Department of Justice and the Federal Trade Commission;7 (3) approval from the Federal Communications Commission (“FCC”) for upstream change of control to radio licenses issued to Berkshire;8 (4) voluntary notice of filing to the Committee on Foreign Investment in the United States under the Exon-Florio Amendment;9 and (5) approval of the Connecticut Public Utilities Regulatory Authority (Exh. JP-1, at 12-13).10

The Proposed Transaction is also required to fulfill the following conditions: (1) Declaration of Effectiveness by the United States Securities and Exchange Commission (“SEC”) of IUSA’s registration statement on Form S-4 containing a proxy statement to UIL’s shareholders;11 (2) approval by UIL’s current shareholders; and (3) authorization of the listing of IUSA stock on the NYSE (Exh. JP-1, at 13).12

[6]	FERC approved the Proposed Transaction in Iberdrola, S.A. et al., 151 FERC ¶ 62,148 (June 2, 2015).
[7]	The Joint Petitioners received notice of early expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on April 7, 2015 (Exh. AG-1-25).
[8]	The FCC approved the upstream change of control of radio licenses issued to Berkshire on May 22, 2015 (Exh. AG-1-25).
[9]	A closing letter was issued by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment on June 16, 2015 (Exh. AG-1-25).
[10]	The Connecticut Public Utilities Regulatory Authority issued a final decision on December 9, 2015, approving the Proposed Transaction. See Joint Application of Iberdrola, S.A. et al, and UIL Holdings Corporation, Docket No. 15-03-45 (December 9, 2015).
[11]	The SEC issued a Notice of Effectiveness on November 12, 2015 (Central Index Key No. 0001634997, SEC File No. 333-205727).
[12]	UIL and IUSA’s Board of Directors have approved the Merger Agreement (Exh. JP-1, at 14).

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C.	Internal Reorganization

Following the Proposed Transaction, there will be an Internal Reorganization where IUSA will transfer 100 percent ownership in New UIL to Networks, thereby making New UIL a direct, wholly owned subsidiary of Networks (Exh. JP-1, at 7; Exh. AG 1-10, Att.). As a result of the Internal Reorganization, Berkshire will be a subsidiary of Networks, and ultimately a subsidiary of Iberdrola; Berkshire will continue to be directly and wholly owned by BER (Exh. JP-1, at 7, 11; Exh. AG 1-10, Att.). IUSA, Networks, and Berkshire will submit an informational filing with the Department promptly following the consummation of the Internal Reorganization (Exh. JP-1, at 7). The Joint Petitioners assert that the Internal Reorganization is a “corporate reorganization” under G.L. c. 164, § 96(d), does not result in the acquisition of control of an electric or gas company, and, thus, the Internal Reorganization is not subject to the requirements of § 96 (Joint Petition at 1-2; Exh. JP-1, at 7).

IV.	DESCRIPTION OF THE PROPOSED SETTLEMENT

A.	Introduction

The Settlement is expressly conditioned on the Department’s acceptance of all provisions therein, without change or condition, on or prior to December 18, 2015 (“Requested Approval Date”) (Settlement, Art. III, ¶ 50).13 Below is a summary of the key provisions of the Settlement that the Department will evaluate in determining whether the Settlement and the Proposed Transaction are consistent with the public interest and produce a reasonable result. No party to the proceeding commented on any particular provisions aside from joining the Settlement.

[13]	The Settlement also states that the Requested Approval Date may be extended upon mutual consent of the Settling Parties and notification of such extension to the Department (Settlement, Art. III, ¶ 50).

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B.	Distribution Rate Freeze

Under the Settlement, Berkshire’s current distribution rates will remain in effect (Settlement, Art. II, ¶ 6). The Settlement further provides that no change in distribution base rates will go into effect prior to June 1, 2018 (Settlement, Art. II, ¶ 6).

C.	Rate Credit

The Settlement requires Joint Petitioners to provide Berkshire customers with $5.0 million in “public interest benefits” (Settlement, Art. II, ¶ 5). Part of this $5.0 million “public interest benefit” provides for customer rate credits totaling $4,000,000 (“Rate Credit”) (Settlement, Art. II, ¶ 5; Exh. DPU 5-1). This Rate Credit will be applied in equal monthly amounts per customer to firm service customer bills during the six billing months of two consecutive winter heating seasons (November through April), commencing the winter of 2016- 2017 (Settlement, Art. II, ¶ 5; Exh. DPU 5-1).

D.	Public Benefit

The Settlement provides that the Joint Petitioners will allocate the remaining $1,000,000 of the “public interest benefit” for jobs, economic development, or alternative heating programs for municipal-owned buildings, low-income and moderate income residential consumers, or residences or businesses impacted by the Berkshire moratorium on new gas service interconnections (Settlement, Art. II, ¶ 5; Exh. DPU 4-1).14 DOER will determine the specific manner for use of these funds (Settlement, Art. II, ¶ 5; Exh. DPU 4-1). None of the $1,000,000 set aside for alternative heating programs will be recovered through Berkshire’s rates (Settlement, Art. II, ¶ 5).15

[14]	See Berkshire Press Release, March 27, 2015, regarding moratorium.
[15]	The Settlement is silent on any rate recovery for funds expended for jobs or economic development under Article II, ¶ 5. We consider this slight omission to be a drafting oversight and will treat the entire $1,000,000 as non-recoverable from Berkshire’s customers, whether expended for jobs, economic development, or alternative heating programs. See Section VI.F., below.

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E.	Special Purpose Entity and Ring-Fencing

1.	Special Purpose Entity

The Settlement calls for the creation of a tax-neutral special purpose entity (“SPE”) following the closing of the Proposed Transaction (Settlement, Art. II, ¶ 17). The SPE will be a direct, wholly-owned subsidiary of Networks and will have four directors appointed by IUSA (Settlement, Art. II ,¶ 17).16 One director will be an independent director and an employee of an administration company in the business of protecting SPEs (Settlement, Art. II, ¶ 17). This independent director will be required to meet independence criteria provided for in the SPE governing documents (Settlement, Art. II, ¶ 17). Another of the four directors will be appointed from among the officers or employees of New UIL or a New UIL subsidiary (Settlement, Art. II, ¶ 17).17

[16]	Networks will have a seven-person board, three of whom will be independent. New UIL will elect the trustees of BER, and BER will elect the board of directors of Berkshire, who in turn will choose Berkshire’s officers (Settlement, Art. II, ¶ 30).
[17]	The other two directors will be officers or employees of IUSA or its affiliates (Settlement, Art. II, ¶ 17).

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The Settlement provides that the SPE will be an intermediate holding company separating New UIL and its subsidiaries from IUSA affiliates, and will directly hold 100 percent of the ownership interests in New UIL (Settlement, Art. II, ¶ 17). The SPE is intended to protect New UIL and Berkshire from bankruptcy proceedings involving other IUSA affiliates (Settlement, Art. II, ¶ 17). None of the cost of establishing, operating or modifying the SPE will be recovered through Berkshire’s rates (Settlement, Art. II, ¶ 33).

2.	Ring-Fencing (Non-Consolidation)

The Settlement provides that IUSA will seek to obtain a legal opinion that states that as a result of ring-fencing measures,18 in the event of an IUSA bankruptcy, a court would not consolidate the assets and liabilities of the SPE with those of IUSA; or in the event of a bankruptcy of the SPE or IUSA, would not consolidate the assets and liabilities of New UIL or its subsidiaries with those of the SPE or IUSA (Settlement, Art. II, ¶ 32). If such an opinion cannot be obtained, IUSA will promptly implement those measures found necessary to obtain such an opinion (Settlement, Art. II, ¶ 32). The costs of obtaining the opinion of legal counsel regarding its ring-fencing measures, now or in the future, will not be recovered through Berkshire’s rates (Settlement, Art. II, ¶ 33).

[18]	Ring-fencing measures are corporate organization and governance provisions that are intended to protect companies from adverse situations involving other affiliates, such as bankruptcy (Exhs. JP-3, at 3; AG 6-29).

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3.	Separate Corporate Existence

The Settlement requires that the SPE maintain a separate existence as a separate corporate subsidiary of Networks, that New UIL maintain a separate corporate existence as a separate corporate subsidiary of the SPE, and that Berkshire maintain its separate existence as a separate corporate subsidiary of New UIL with separate utility franchises, obligations, and privileges (Settlement, Art. II, ¶ 18; Exh. DPU 4-3). The Settlement also requires that New UIL, Berkshire, and the SPE each maintain separate books, records, bank accounts, and financial statements and provide the Department and the Attorney General access to New UIL and Berkshire’s original books and records maintained in the ordinary course of business (Settlement, Art. II, ¶ 19).

4.	Golden Share

The Settlement states that the SPE will issue a non-economic interest (“Golden Share”) in the SPE to an administration company that protects special purpose entities and would be different than the administration company retained to provide the person to serve as the independent director for the SPE (Settlement, Art. II, ¶ 31.a; Exh. DPU 5-2(b)). The holder of the Golden Share will have the right to vote on matters provided for in the SPE governing documents (Settlement, Art. II, ¶ 31.a).

The Settlement states that a voluntary petition for bankruptcy by the SPE will require the affirmative consent of the holder of the Golden Share and the affirmative vote of the SPE’s board of directors, including the vote of the independent director on the SPE’s board of directors (Settlement, Art. II, ¶ 31.b; Exh. DPU 5-2(d)). Also, the Settlement stipulates that a voluntary petition for bankruptcy by New UIL will require the affirmative consent of the holder of the

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Golden Share, the unanimous vote of the SPE’s board of directors (including the independent director), and the unanimous vote of New UIL’s board of directors (Settlement, Art. II, ¶ 31.b; Exh. DPU 5-2(a)). Further, the Settlement states that a voluntary petition for bankruptcy for Berkshire will require the unanimous vote of both the New UIL board of directors and the Berkshire board of directors (Settlement, Art. II, ¶ 31.b).

Additionally, the affirmative vote of the SPE’s board of directors and affirmative vote of the holder of the Golden Share will be required for any amendment to the organizational documents of the SPE that would remove or alter the voting or other ring-fencing requirements set forth in the Settlement paragraphs 17 through 35 (Settlement, Art. II, ¶ 31.c).

F.	Financial Integrity of Berkshire

The Settlement includes a number of provisions intended to safeguard the financial integrity of Berkshire and insulate Berkshire and its affiliates from one another. Berkshire will not include a condition in its debt agreements that would cause a default as a result of the default of an affiliate’s debt (Settlement, Art. II, ¶ 20).19 Berkshire will maintain separate debt so that it will not become responsible for the debts of affiliated companies (Settlement, Art. II, ¶ 23). Additionally, neither New UIL nor Berkshire will incur or assume any debt, including the provision of guarantees, pledges, or collateral support related to an acquisition by any affiliated company related to the Proposed Transaction, or related to any future IUSA or Iberdrola acquisition (Settlement, Art. II, ¶ 24). The SPE also will not incur or assume any debt, including the provision of guarantees, pledges, or collateral support, unless approved by the Department (Settlement, Art. II, ¶ 24).20

[19]	The Settlement qualifies this provision by excluding those existing limited provisions (or similar successor provisions) as required by bondholders related to compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”) (Settlement, Art. II, ¶ 20; Exh. DPU 4-7).
[20]	Settlement, Art. II, ¶ 24 does not alter Berkshire’s obligation under G.L. c. 164, § 17A, which prohibits a gas company from making any guarantee or assumption of debt without Department approval and, in fact further prohibits Berkshire from making a similar commitment to facilitate any acquisition by an affiliated company (Exh. DPU 4-9).

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The Settlement states that New UIL, Berkshire, and the SPE will maintain arm’s-length relations and observe all necessary, appropriate, and customary company formalities in their dealings with their affiliates (Settlement, Art. II, ¶ 21). The SPE will not comingle its funds or other assets with the funds or other assets of any other entity and, further, will not maintain any funds or other assets in a manner that will be costly or difficult to segregate, ascertain, or identify its individual funds or other assets from those of its owners or any other person (Settlement, Art. II, ¶ 22). The Settlement states that Berkshire, unless otherwise authorized by the Department, may only participate in money pools where the other participants are other regulated utility affiliates of Berkshire in the United States; New UIL may participate in such money pools as a lender but not as a borrower (Settlement, Art. II, ¶ 25).21

The Settlement requires IUSA and Berkshire to register with at least two of the three major nationally and internationally recognized rating bond agencies and states their intention to maintain at least an investment grade credit rating (Settlement, Art. II, ¶ 26). Presentations made to credit rating agencies by IUSA or its affiliates that relate to New UIL or Berkshire are to be provided to the Department and the Attorney General within ten business days of the presentation (Settlement, Art. II, ¶ 27).

[21]	Pursuant to The Berkshire Gas Company, D.P.U. 12-43 (2012), Berkshire is authorized to participate in the UIL Money Pool, whose participants are limited to UIL Holdings and UIL Holdings’ regulated electric and gas distribution subsidiaries. D.P.U. 12-43 at 4, 27. All participants can invest in the UIL Money Pool, and all participants except for UIL Holdings may borrow from the UIL Money Pool. D.P.U. 12-43 at 4, 27.

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The Settlement requires a number of dividend limitations. Berkshire cannot make any distribution to its parent if its corporate issuer or senior unsecured credit rating, or equivalent, is rated below investment grade by any of the three major credit rating agencies (Settlement, Art. II, ¶ 35.a). If a “Ratings Event” occurs, Berkshire shall not issue any dividend to its parent (Settlement, Art. II, ¶ 35.b).22 The Settlement establishes a minimum common equity ratio for Berkshire for purposes of further limiting Berkshire’s payment of a dividend (“Minimum Common Equity Ratio”). The Minimum Common Equity Ratio is a percentage that is no lower than 300 basis points (three percent) below the equity percentage used to set rates in Berkshire’s most recent distribution rate proceeding (measured using a trailing 13-month average calculated as of the most recent quarter end),23 exclusive of goodwill (Settlement, Art. II, ¶ 34). If Berkshire’s common equity percentage falls below the Minimum Common Equity Ratio, Berkshire may not pay any dividend (Settlement, Art. II, ¶ 34). Berkshire is required to file with the Department twice a year an officer’s certificate certifying that, for that six-month period, for each dividend payment, Berkshire’s common equity ratio did not fall below the Minimum Common Equity Ratio (Settlement, Art. II, ¶ 35.c). Berkshire will file its calculations pertaining to the Minimum Common Equity Ratio with its officer’s certificate (Settlement, Art. II, ¶ 35.c).

[22]	A “Ratings Event” occurs if Berkshire’s corporate issuer or senior unsecured credit rating, or its equivalent, falls to the lowest investment grade rating and there is a negative watch or review downgrade notice for the company as determined by two of the three major credit rating agencies or, alternatively, if such credit rating falls below investment grade without such notice (Settlement, Art. II, ¶ 35.b).
[23]	The Department used a common equity percentage of 41.98 percent to set rates in Berkshire’s last distribution rate proceeding. The Berkshire Gas Company, D.T.E. 01-56 (2002).

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G.	Post Merger Local Management and Employment

1.	Local Management

The Settlement provides that there will be no changes in the day-to-day management and operation of Berkshire, and that Berkshire’s local management will retain its current authority and decision-making with respect to utility operations, in accordance with UIL’s current delegations of authority as set forth in its governance documents (Settlement, Art. II, ¶ 16).24 The Settlement also states that Berkshire’s headquarters will remain in Massachusetts (Settlement, Art. II, ¶ 16). Further, IUSA and Networks will include Massachusetts among the regular locations for IUSA’s board and shareholder meetings and regular, periodic management meetings (Settlement, Art. II, ¶¶ 16, 41, 42).

2.	Employment

The Settlement requires Berkshire to honor existing collective bargaining agreements for at least three years following the closing of the Proposed Transaction (Settlement, Art. II, ¶ 8). The Settlement also provides that there will be no involuntary terminations of UIL or Berkshire employees in Massachusetts, except for cause or performance (Settlement, Art. II, ¶ 8).

[24]	The Settlement provides that after the closing of the Proposed Transaction, UIL’s current role in Berkshire’s management will be conducted either through New UIL or through Networks (Settlement, Art. II, ¶ 16).

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H.	Transaction Costs/ Goodwill/Acquisition Premium/Pushdown Accounting

The Settlement provides that the following will not be recorded on Berkshire’s books, reflected in Berkshire’s rates, or otherwise passed onto Berkshire’s customers: (1) transaction costs associated with the Proposed Transaction;25 (2) goodwill resulting from the Proposed Transaction; and (3) acquisition premium from the Proposed Transaction (Settlement, Art. II, ¶¶ 9, 10, 11). If the SEC requires that goodwill be recorded on Berkshire’s books, the Settlement requires that the Joint Petitioners ensure that goodwill has no effect on either Berkshire’s rates or its capital structure for rate purposes (Settlement, Art. II, ¶ 12).

I.	Charitable Contributions

The Settlement provides that UIL and Berkshire will maintain their current charitable giving and corporate philanthropy programs in Massachusetts for at least four years following the closing of the Proposed Transaction, (Settlement, Art. II, ¶ 7).26 In addition, the Settlement requires the Joint Petitioners to commit additional charitable contributions of $80,000 in the first year following the closing for the benefit of charities that provide services within Berkshire’s service territory (Settlement, Art. II, ¶ 7).

[25]	According to the Settlement, transaction costs include, but are not limited to: (a)consultant, investment bank, and legal fees; (b) change in control or retention payments; (c) costs associated with the shareholder meetings and proxy statement/registration statements related to the Proposed Transaction; (d) costs for UIL Restricted Stock Units and other stock-based compensation that is triggered by the Proposed Transaction including, but not limited to, Change in Control Plan payments; (e) UIL and Berkshire executive severance costs associated with the Proposed Transaction; and (f) costs associated with Shareholder litigation related to the Proposed Transaction (Settlement, Art. II, ¶ 9).
[26]	The Settling Parties represent that Berkshire’s historical annual contribution level is between $50,000 and $75,000 (Settlement, Art. II, ¶ 7).

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J. Confirmation of Franchise Rights

The Joint Petitioners state that upon approval of the Proposed Transaction, Berkshire will operate as an indirect subsidiary of UIL with its separate utility franchises, obligations, and privileges (Settlement, Art. II, ¶ 18). Therefore, the Joint Petitioners request that the Department confirm that no separate authorization under G.L. c. 164, § 21 is required to consummate the Proposed Transaction (Joint Motion at 2).

V.	STANDARD OF REVIEW

In assessing the reasonableness of an offer of settlement, the Department reviews all record evidence to ensure that the settlement is consistent with Department Precedent and the public interest. Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company, and NSTAR Gas Company, D.T.E. 05-85, at 15 (2005). A settlement among the parties does not relieve the Department of its statutory obligation to conclude its investigation with a finding that a just and reasonable outcome will result. Bay State Gas Company, D.P.U. 95-104, at 15 (1995); Boston Edison Company, D.P.U. 88-28/88-48/89-100, at 9 (1989). The fact that settling parties have filed settlement in resolution of a proposed merger does not diminish, and cannot supplant, the Department’s responsibility of ensuring that the merger meets the statutory requirements of § 96. NEES/EUA Merger, D.T.E. 99-47, at 15, 20 (2000).

Section 96 sets forth the Department’s authority to review and approve a merger, consolidation, sale of substantially all assets, and change of control, and, as a condition for approval, requires the Department to find that the proposed transaction is “consistent with the public interest.” Pursuant to NSTAR/Northeast Utilities, D.P.U. 10-170 Interlocutory Order on Standard of Review (2012), in order to satisfy the statutory requirement that a transaction is

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“consistent with the public interest,” petitioners must demonstrate that the benefits of a merger, consolidation, sale of substantially all assets, or change of control outweigh the costs. D.P.U. 10-170, Interlocutory Order on Standard of Review at 21-22, 27. To determine whether petitioners have satisfactorily met this burden, the Department continues to consider the special factors surrounding an individual proposal. D.P.U. 10-170, Interlocutory Order on Standard of Review at 26-27.

The Department has held that various factors may be considered in determining whether a proposed transaction is consistent with the public interest pursuant to § 96. Traditionally, the Department has considered the following factors: (1) effect on rates; (2) effect on the quality of service; (3) resulting net savings; (4) effect on competition; (5) financial integrity of the post- merger entity; (6) fairness of the distribution of resulting benefits between shareholders and ratepayers; (7) societal costs; (8) effect on economic development; and (9) alternatives to the merger or acquisition. Guidelines and Standards for Mergers and Acquisitions, D.P.U. 93-167-A at 7-9 (1994) (“Mergers and Acquisitions”). The Department has held that this list of factors is illustrative and not “exhaustive,” and the Department may consider other factors, or a subset of these factors, when evaluating a § 96 proposal. D.T.E. 99-47, at 17-18; BEC Energy/ComEnergy Acquisition, D.T.E. 99-19, at 11-12 (1999); Eastern/ Colonial Acquisition, D.T.E. 98-128, at 6 (1999). No one factor is controlling.

As amended in 2008, § 96(c) expressly requires the Department to consider, at a minimum, the following four factors: (1) proposed rate changes, if any; (2) long-term strategies that will assure a reliable, cost-effective energy delivery system; (3) any anticipated interruptions

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in service; and (4) other factors that may negatively impact customer service.27 The second factor, regarding long-term strategies, is the only one not previously addressed in the so-called “nine-factor test” established in Mergers and Acquisitions.28

Although § 96 mandates that the Department consider the specific factors enunciated in the statute, the Department is not foreclosed from considering the nine factors, or a subset of those factors, established in Mergers and Acquisitions. Furthermore, depending upon the nature of the transaction, in determining whether the transaction is consistent with the public interest, the Department may consider additional factors not delineated in the statute or established in Mergers and Acquisitions. D.T.E. 99-47, at 17-18; D.T.E. 99-19, at 11-12; D.T.E. 98-128, at 6.

The Department’s determination as to whether the transaction meets the requirements of § 96 must rest on a record that quantifies costs and benefits, to the extent such quantification can be made. The Department also may undertake a more qualitative analysis of those aspects that are hard to measure. D.P.U. 10-170, Interlocutory Order on Standard of Review at 27; Boston Edison Company/Cambridge Electric Light Company/Commonwealth Electric Company/Canal Electric Company, D.T.E. 06-40, at 16-17 (2006); D.T.E. 99-47, at 18; Mergers and Acquisitions, at 7. A § 96 petition that expects to avoid an adverse result cannot rest on generalities, but must instead demonstrate benefits that outweigh the costs, including the cost of

[27]	These same four factors are provided in both § 96(b) regarding a merger, consolidation, or sale of substantially all assets and in § 96(c) regarding a change in control.
[28]	The remaining statutory factors correspond to factors established in Mergers and Acquisitions. Specifically, the first factor in § 96 is subsumed by the first factor established in Mergers and Acquisitions, the effect of the proposed transaction on rates. The third and fourth factors delineated in § 96 correspond to the second factor established in Mergers and Acquisitions, the effect on the quality of service.

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any acquisition premium sought. D.P.U. 10-170, Interlocutory Order on Standard of Review at 21-22, 27; D.T.E. 99-47, at 18; D.T.E. 99-19, at 12; D.T.E. 98-128, at 7; NIPSCO/Bay State Acquisitions, D.T.E. 98-31, at 11 (1998); Eastern/Essex Acquisition, D.T.E. 98-27, at 10 (1998); Mergers and Acquisitions, at 7.

VI.	ANALYSIS AND FINDINGS[29]

A.	Introduction

The Department will analyze the Settlement and the Proposed Transaction under the four factors set forth in § 96(c), to determine whether the Proposed Transaction is consistent with the public interest and whether the Settlement produces a reasonable result. We also will consider factors previously established by the Department for analyzing transaction under G.L. c. 164, § 96.

B.	Potential Rate Changes

In determining whether the Settlement and the Proposed Transaction are consistent with the public interest, the Department must consider “potential rate changes, if any.” G.L. c. 164, § 96(c). The Settlement includes one provision that will reduce Berkshire customers’ rates and several provisions that would result in no changes in customers’ rates.

First, the Rate Credit totaling $4,000,000 will be applied in equal monthly amounts, per customer to Berkshire’s firm service customer bills during the six months of two consecutive winter heating seasons, November through April, commencing with the winter of 2016-2017

[29]	The Department finds that the evidentiary record and the comments in D.P.U. 15-26 provide an adequate basis to address the issues raised by the Joint Petitioners’ filing, the Joint Petitioners’ supplemental filing, and the Settling Parties’ Settlement without the need for an adjudicatory hearing.

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(Settlement, Art. II, ¶ 5). The Joint Petitioners estimate that based on 39,298 firm customers as of December 31, 2014, the monthly credit will be approximately $8.48 per month per customer, and over the two heating seasons the average cumulative credit per customer will be approximately $101.79 (Exh. DPU 5-1). Also, the key provision of the Settlement that results in no change in rates for Berkshire customers is the base rate freeze (Settlement Art. II, ¶ 6). Under the base rate freeze, Berkshire’s current distribution rates will remain in effect, with no new distribution rates to take effect prior to June 1, 2018 (Settlement Art. II, ¶ 6).

The Rate Credit of $4,000,000 provides Berkshire’s customers with an immediate, tangible benefit of the Proposed Transaction. Absent the Settlement, ratepayers would not receive any such payments. In the absence of a distribution rate freeze, the Department cannot know today the amount of a rate increase that Berkshire would otherwise request, whether the Department would grant any rate increase, and if so, the amount of any such increase. Although the savings cannot be determined with any level of precision, it stands to reason that ratepayers would benefit from the certainty of no increases in base rates for an 18-month period of time when compared to the possibility of a base rate increase occurring during that time period. See New England Gas Company et al, D.P.U. 13-07-A at 42 (2013); D.T.E. 98-31, at 16 & n.22. The Department finds that Berkshire’s ratepayers will benefit from the Rate Credit and will likely benefit from the distribution rate freeze. Accordingly, we find that the Settlement will not adversely affect the rates of Berkshire’s customers. See NSTAR/Northeast Utilities, D.P.U. 10- 170-B, at 17-23 (2012).

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Additional Settlement provisions that are designed to produce no change in rates for Berkshire customers, as set forth in Article II of the Settlement, are: (1) no transaction costs associated with the Proposed Transaction will be included in Berkshire’s rates (¶ 9); (2) no goodwill resulting from the Proposed Transaction will be included in Berkshire’s rates (¶ 10); (3) no acquisition premium resulting from the Proposed Transaction will be included in Berkshire’s rates (¶ 11); (4) if the SEC does require that goodwill be recorded on Berkshire’s books, the Joint Petitioners will ensure that such goodwill does not impact Berkshire’s rates (¶ 12); and (5) no costs incurred by the Joint Petitioners in establishing or maintaining ring- fencing, SPE, and/or the creation of Golden Share will be included in Berkshire’s rates (¶ 14). In addition, to the extent that Berkshire, on a stand-alone basis, qualifies under Internal Revenue Service regulations for accelerated30 or bonus depreciation31 on investment subject either to Berkshire’s gas system enhancement program32 or its other rate base, Berkshire will design its rates taking all available accelerated or bonus depreciation (Settlement, Art. II, ¶ 15). Also, the Joint Petitioners represent that the Proposed Transaction will not have the tax consequence of reducing Berkshire’s accumulated deferred income tax (“ADIT”) account balance (Settlement, Art. II, ¶ 13).33 Without reaching the issue of any ratemaking treatment that might be accorded

[30]	The use of accelerated depreciation rates results in higher depreciation expense (and lower tax expense) in the early years of asset life and lower depreciation expense in the later years of asset life. The Berkshire Gas Company, D.P.U. 14-131, at 98 (April 30, 2015).
[31]	Bonus depreciation represents additional tax depreciation that may be taken on qualifying capital investments during their first year in service. Massachusetts Electric Company and Nantucket Electric Company, D.P.U. 11-129, at 88-89, n.61 (2012).
[32]	See G.L. c. 164, § 145; The Berkshire Gas Company, D.P.U. 14-131 (April 30, 2015).
[33]	The accrual of ADIT results from the mismatch between the amount of depreciation expense that can be deducted for income tax purposes and the amount that the Department allows to be collected from customers in rates. In its simplest form, for ratemaking purposes, ADIT serves as a credit to rate base and acts to lower rate base. D.P.U. 13-07-A at n. 11(and cases cited).

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for these categories if cost recovery were sought, the Department finds that these categories where the Joint Petitioners have committed to no effect on Berkshire’s rates are likely to benefit Berkshire’s customers.

C. Long-Term Strategies

In determining whether the Settlement and the Proposed Transaction are consistent with the public interest, the Department must consider “long term strategies that will assure a reliable, cost effective energy delivery system.” G.L. c. 164, § 96(c). Within this category, we apply the Department’s factor of considering the financial integrity of the post-acquisition entity. See D.P.U. 13-07-A at 87 (2013); D.P.U. 10-170-B, at 103-104; D.T.E. 98-128, at 83; D.T.E. 98-31, at 48. The Settlement, within Article II, addresses financial integrity through a number of provisions: (1) the creation of an SPE with a separate corporate existence (¶¶ 17, 18); (2) SPE’s issuance of a Golden Share to another separate, independent entity to aid in the protection of the SPE (¶ 31.a); (3) the affirmative consent of the holder of the Golden Share is required in the event of a voluntary petition for bankruptcy by the SPE or UIL (¶ 31.b); (4) IUSA will obtain a legal opinion on non-consolidation of assets in the event of a bankruptcy to prove the efficacy of these ring-fencing measures (¶ 32);34 (5) no cross-default by Berkshire for an affiliate’s debt default (¶ 20); (6) arm’s-length relationships among affiliates (¶ 21); (7) prohibition on the SPE’s comingling funds with the funds of any other entity (¶ 22); (8) Berkshire will maintain

[34]	The Joint Petitioners will not alter the ring-fencing requirements provided by the Settlement without first obtaining approval in a written order from the Department (Settlement, Art. II, ¶ 28).

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separate debt (¶ 23); (9) neither New UIL nor Berkshire will incur or assume any debt related to the Proposed Transaction or any future IUSA or Iberdrola acquisitions (¶ 24); (10) Berkshire may participate in money pools only where the other participants are other regulated affiliates of Berkshire in the United States (¶ 25); and (11) IUSA and Berkshire intend to maintain at least an investment grade credit rating (¶ 26).

Many of these provisions are designed to safeguard the financial integrity of Berkshire against financial risk of certain transactions and activities involving other entities within the Iberdrola system. Without these safeguards, there is the potential that Berkshire’s ability to make capital investments in support of its obligation to provide safe, reliable, cost-effective service could be adversely affected. Therefore, the Department finds that Berkshire’s customers likely will benefit from these provisions of the Settlement.35

D.	Anticipated Interruptions in Service

Neither the evidentiary record, nor the provisions of the Settlement, nor the elements of the Proposed Transaction disclose factors that would contribute to interruptions in service for Berkshire’s customers. Also, the financial integrity provisions discussed above and the commitments to local management of Berkshire (Settlement, Art. II, ¶ 16) would tend to provide measures to control against interruptions in service.

[35]	In evaluating the Settlement and the Proposed Transaction relating to the financial integrity factor, we have taken into consideration the financial integrity of both Berkshire and the other closely related affiliates. D.P.U. 10-170-B, at 104-105; D.T.E. 98-31, at 48-49; see Community Utilities/Resort Supply, D.P.U. 16380, at 2-5 (1970) (merger rejected because Department found financial viability of both the acquiring company and the to-be-acquired company to be in question).

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E.	Other Factors that May Negatively Impact Customer Service

Neither the evidentiary record, not the provisions of the Settlement, nor the elements of the Proposed Transaction disclose factors that would contribute to a negative impact on service for Berkshire’s customers.

F.	Societal Cost and Effect on Economic Development

In considering whether the Settlement is consistent with the public interest, the Department may consider the resulting societal costs and effect on economic development, if any. Mergers and Acquisitions, at 7-9; D.P.U. 13-07-A at 91. The Department also has held that proponents of mergers and consolidations must demonstrate that they have a plan for minimizing the effect of job displacement on employees. D.T.E. 98-27, at 44.

The Settlement provides for a contribution of $1,000,000 for the creation of jobs, economic development, or alternative heating programs for municipal owned buildings, low-income and moderate income residential consumers, or residences or businesses impacted by Berkshire’s gas service moratorium (Settlement, Art. II, ¶ 5). This $1,000,000 contribution may have a positive societal benefit and positive impact on economic development. Consistent with our statement in footnote 15, the Department’s approval of the Settlement includes our consideration that the $1,000,000 contribution will not be recovered through Berkshire’s rates.

Further, the Joint Petitioners represent that Berkshire’s existing collective bargaining agreements will be honored and, for at least three years after the Proposed Transaction closes, that there will be no involuntary terminations of New UIL or Berkshire employees in Massachusetts as a result of the Proposed Transaction, except for cause or performance (Settlement, Art. II, ¶ 8; Exhs. AG 3-1; AG 4-46; AG 4-47; AG 4-48; AG 4-49; AG 5-6). The

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Joint Petitioners also state that the Proposed Transaction includes no changes to employee compensation or benefits (Exh. AG 4-51). Additionally, the Joint Petitioners state in their commitments that there will be no changes to the day-to-day management and operation of Berkshire, and that Berkshire’s local management will retain its current authority and decision-making regarding gas operations, including making local employment decisions (Settlement, Art. II, ¶¶ 16.a, 16.b; Exhs. DPU 2-34; AG 4-46). Based on a review of these provisions, the Department finds that the Joint Petitioners have demonstrated a plan for minimizing the effect of any job displacements on employees.

G.	Effect on Customer Service

The Department recognizes the importance of maintaining service quality, particularly when the merger of entities and the resultant efforts to achieve cost savings can potentially lead to service quality degradation. Boston Gas Company/ Essex Gas Company, D.P.U. 09-139, at 23 (2000); D.T.E. 98-27, at 33 n.27. The Joint Petitioners state that Berkshire currently has an excellent reliability and customer service track record, and that they have no plans to change such service quality programs in the near term (Exh. DPU 2-17). Also, as stated above (Section VI.F), the Joint Petitioners are committed to retaining local management’s current authority and decision-making over gas operations (Settlement, Art. II, ¶ 16. b; Exh. DPU 2-31). For the longer term, the Joint Petitioners state that Berkshire’s service quality can further benefit from the exchange of best practices with IUSA and its affiliates (Exh. DPU 2-17). The Joint Petitioners point to measurable improvements in key customer service metrics, such as complaint rate reductions, service call responses, call center quality, and workforce training among IUSA gas distribution affiliates in New York and Maine (Exh. DPU 2-12). Based on a review of the

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commitments and representations contained in the Settlement, the Department finds that the Proposed Transaction will not result in any adverse impact on Berkshire’s customer service or the quality, and that customers might benefit from the exchange of best practices within the Iberdrola system after the merger.

H.	Reporting to the Department

The Settlement provides that the Department and Attorney General, upon request, will have access to New UIL’s and Berkshire’s original books and records as maintained in the ordinary course of business within 20 working days after the request is made (Settlement, Art. II, ¶ 19). The Joint Petitioners state that this provision was intended to ensure comparability to a similar settlement agreement reached in Connecticut, and that it is not intended and should not be interpreted to change or alter any statutory obligation of Berkshire, including Berkshire’s obligations under G.L. c. 164, § 80 (Exh. DPU 4-5, Supp.). 36 On its face, Article II, ¶ 19 of the Settlement would limit the Department’s authority in two ways: (1) by setting a 20-working day time for Berkshire or New UIL to respond to a Department request, where no time is set by G.L. c. 164, § 80; and (2) allowing access to books and records “maintained in the ordinary course of business,” where G.L. c. 164, § 80 permits Department access to all books, records, etc.37

[36]	The Joint Petitioners state that they are authorized to indicate that the Attorney General and DOER have the same understanding of Article II, ¶ 19 of the Settlement (Exh. DPU 4-5, Supp.).
[37]	Although we expect that books, records, etc. examined by the Department pursuant to G.L. c. 164, § 80, would be those maintained in the ordinary course of business, there may be instances where a Department directive requires the preparation of a record not made in the ordinary course of business.

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A regulatory agency’s approval of any particular proposal, whether presented by petition or by settlement motion, cannot trump the requirements of statute. D.T.E. 99-47, at 18-20 ; D.T.E. 98-27, at 14; Boston Gas Company, d/b/a KeySpan Energy Delivery, D.T.E. 03-40, at 497 n. 263 (“Statute, of course, governs, and, where need be, supersedes any regulatory arrangement prescribed by the Department); D.T.E. 05-85, at 29. The Department is, subject to judicial oversight under G.L. c. 25, § 5, the judge of what Chapter 164 requires of it. D.T.E. 05-85, at 29. While the Department neither would nor should lightly disturb matters established by a settlement approved or a petition allowed, the public interest requirement of Chapter 164 remains paramount. The Department has no authority to impair or ignore its own statutory authority or obligations, whether by adjudication or by settlement-approval.

The Department has general supervisory authority of all gas and electric companies, as well as general supervision of every affiliated company. G.L. c. 164, §§ 76, 76A.38 In addition, the Department has the authority to examine all books, records, contracts, documents, papers, and memoranda of gas and electric utilities and has free access to such documents at any and all reasonable times. G.L. c. 164, § 80. As it relates to Article II, ¶ 19 of the Settlement, the Department’s approval of the Settlement is based on our acceptance of the representations in Exhibit DPU 5-4 Supp., and our determination that this provision of the Settlement, as clarified by the Settling Parties, does not abrogate the Department’s authority under G.L. c. 164, § 80. Particularly as it relates to this discussion, it is important to understand that, in ruling on the Settlement and the Proposed Transaction, the Department has exercised its regulatory authority under G.L. c. 164, §§ 96, 94, and 76. This Order whereby the Department approves the Settlement, which is an agreement among the Settling Parties, is intended to be, and shall be construed to be, a final Order issued pursuant to G.L. c. 25, § 5, and does not operate to make the Department a party to the Settlement, and does not form, and may not be construed to form, a contract binding the Department.

[38]	“Affiliated company” is defined as including “any corporation, society, trust, association, partnership or individual (a) controlling a company subject to this chapter, either directly, by ownership of a majority of its voting stock or of such minority thereof as to give it substantial control of such company, or indirectly, by ownership of such a majority or minority of the voting stock of another corporation or association so controlling such company; or (b) so controlled by a corporation, society, trust, association, partnership or individual controlling as aforesaid, directly or indirectly, a company subject to this chapter; or (c) standing in such a relation to a company subject to this chapter that there is an absence of equal bargaining power between the corporation, society, trust, association, partnership or individual and the company so subject, in respect to their dealings and transactions”. G.L. c. 164, § 86.

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Pursuant to Article II of the Settlement, the Joint Petitioners have agreed to the following reporting to the Department: (1) copies of all presentations made to credit rating agencies by IUSA or any of its affiliates that relate to New UIL or Berkshire (¶ 27); (2) isolated events that temporarily affect Berkshire’s equity (¶ 34); (3) filing of officer’s certificate twice a year certifying that Berkshire has met the Minimum Common Equity Ratio requirement in making any dividend payments (¶ 35.c); (4) plans to rectify and address the situation should a Ratings Event occur (¶ 36.b); (5) annual compliance report by New UIL regarding ring-fencing and other Settlement requirements certified by a New UIL executive under penalty of perjury (¶ 46); (6) annual certification from an officer of IUSA, provided by New UIL, certifying that IUSA maintains the required legal separateness, that the organization structure serves important business purposes for IUSA, and that New UIL and its regulated subsidiaries will be kept separate to avoid consolidation of New UIL or its regulated subsidiaries of Networks or IUSA(¶ 47); and (7) annual compliance report with respect to ring-fencing requirements (¶ 48). Also, the Joint Petitioners have agreed to provide the Department with of notice of any change in the name of IUSA (Exh. JP-1, at 12).

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The Department further directs the Joint Petitioners to submit copies of the following documents referenced in Article II of the Settlement to the Department and Attorney General: the Corporate Governance Principles and Delegation of Authority (¶ 40), within 30 days following the closing of the Proposed Transaction or such later time when these documents are effective; and the non-consolidation legal opinion (¶ 32), within ten days of the Joint Petitioners’ receipt of the opinion.

I.	Distribution of Resulting Benefits

The Settlement provides customers with rate-related savings and benefits including a distribution rate freeze and Rate Credit (Settlement, Art. II, ¶¶ 5, 6). Transaction costs, goodwill, and acquisition premium resulting from the Proposed Transaction will not be recovered from Berkshire’s ratepayers (Settlement, Art. II, ¶¶ 9, 10, 11). Additionally, ratepayers may potentially benefit from an exchange of best practices between Berkshire and IUSA and its affiliates (Exh. DPU 2-17). Based on these considerations, we conclude that the benefits of this transaction are fairly distributed between ratepayers and shareholders.

J.	Internal Reorganization

As discussed in Section III.C, upon the closing of the Proposed Transaction, there will be an Internal Reorganization whereby IUSA will transfer 100 percent ownership interests in New UIL to Networks (Exh. JP-1, at 7). As a result, New UIL will become a direct, wholly-owned subsidiary of Networks and Berkshire would also become a subsidiary of Networks (Exh. JP-1, at 7). The Department has reviewed the Internal Reorganization plan as presented by the Joint

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Petitioners and finds that, pursuant to G.L. c. 164, § 96(d), the Internal Reorganization is not subject to § 96. Because this finding is based on the representations contained in the Joint Petitioner’s filings, any different factors or conditions might require the Department to reach a different conclusion. The Department directs the Joint Petitioners to make an informational filing on this matter with the Department following the closing of the Internal Reorganization (Exh. JP-1, at 7).

K.	Confirmation of Franchise Rights

The operative statute limiting the transfer of utility franchises is found in G.L. c. 164, § 21, which states “A corporation subject to this chapter shall not, except as otherwise expressly provided, transfer its franchise, lease its works or contract with any person, association or corporation to carry on its works, without the authority of the [G]eneral [C]ourt.” The Department has determined that corporate mergers, consolidations, and sales of assets properly approved pursuant to § 96 do not require separate legislative approval under G.L. c. 164, § 21 for the transfer of franchise rights, because the General Court itself authorized the Department to approve § 96 transactions. D.P.U. 13-07-B at 11-18; D.P.U. 10-170-B at 106-107 ; D.P.U. 09- 139, at 33 (2010); D.T.E. 99-47, at 65; D.T.E. 98-27, at 75-76.

No sale of assets or surrender of Berkshire’s ability to provide service is proposed here (Settlement, Art. II, ¶18; Exh. DPU 4-2). Berkshire’s corporate existence will continue unimpaired after the Proposed Transaction (Settlement, Art. II,¶18; Exh. DPU 4-2). Thus, the Department finds that no transfer of any franchise rights, whether to Iberdrola, Networks, or any other entity, would result from the Proposed Transaction. D.T.E. 98-27, at 75; Haverhill Gas Company, D.P.U. 1301, at 3-4 (1984). Moreover, the Department finds that, on the effective day

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of the change in control, Berkshire will continue to have and enjoy its own existing powers, rights, locations, privileges, and franchises, and will be subject to all the associated duties, liabilities, and restrictions (Settlement, Art. II, ¶ 18; Exh. DPU 4-2). Thus, the Department finds that approval of the Proposed Transaction pursuant to § 96 obviates the need in this case for legislative approval under G.L. c. 164, § 21. D.P.U. 13-07-B at 11-18; D.P.U. 10-170-B at 106-107; D.P.U. 09-139, at 34; D.T.E. 99-47, at 65-66. Accordingly, the Department hereby ratifies and confirms that all the franchise rights and obligations currently held by Berkshire shall continue with said company after the consummation of the change in control, and that no further legislative action is required under G.L. c. 164, § 21.

VII.	CONCLUSION

The Department has investigated the Proposed Transaction and examined the Settlement, which recast the Proposed Transaction by providing additional ratepayer, economic, financial, and public benefits. Based on our evaluation of the Proposed Transaction and the Settlement, in light of the requirements of § 96 and balancing the applicable factors, the Department finds that the Proposed Transaction in concert with the Settlement provides a net benefit to ratepayers. Accordingly, the Department finds that the Proposed Transaction is consistent with the public interest and that the change of control outlined by the Joint Petitioners is approved subject to the provisions specified above.

VIII.	ORDER

Accordingly, after notice, hearing, comment, and due consideration, it is ORDERED: That pursuant to G.L. c. 164, § 96, and subject to the terms and conditions in this Order and the Settlement Agreement dated October 19, 2015, entered into and filed by

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UIL Holdings Corporation together with Iberdrola USA, Inc., Iberdrola, S.A., and Green Merger Sub, Inc., the Attorney General of the Commonwealth of Massachusetts, and the Department of Energy Resources, it is hereby determined that the change of control of UIL Holdings Corporation, and the change of control of The Berkshire Gas Company, are each consistent with the public interest and are hereby APPROVED; and it is

FURTHER ORDERED: That the Settlement Agreement dated October 19, 2015, entered into and filed by UIL Holdings Corporation together with Iberdrola USA, Inc., Iberdrola, S.A., and Green Merger Sub, Inc., the Attorney General of the Commonwealth of Massachusetts, and the Department of Energy Resources produces a reasonable result and is hereby APPROVED; and it is

FURTHER ORDERED: That upon consummation of the change of control approved herein, The Berkshire Gas Company shall have all rights, powers and privileges, franchises, properties, real, personal, or mixed, and immunities held by such company as are necessary to engage in all the activities of a gas company in all the cities and towns in which such company was engaged immediately prior to the change of control; and that further action pursuant to G.L. c. 164, § 21 is not required to consummate the change of control; and it is

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FURTHER ORDERED: That UIL Holdings Corporation, Iberdrola USA, Inc., Iberdrola, S.A., and Green Merger Sub, Inc., and The Berkshire Gas Company shall comply with all directives contained in this Order.

By Order of the Department,

/s/
Angela M. O’Connor, Chairman

/s/
Jolette A. Westbrook, Commissioner

/s/
Robert E. Hayden, Commissioner

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An appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.